Exhibit 99 (a)

News Release

5 Sarnowski Drive, Glenville, New York, 12302

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Robert Leonard
Executive Vice President and
Chief Risk Officer
(518) 381-3693

TRUSTCO BANK CORP NY
ANNOUNCES STOCK REPURCHASE PLAN

FOR IMMEDIATE RELEASE

Glenville, New York – February 18, 2021

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that its Board of Directors has approved a stock repurchase program.  Under the stock repurchase program, TrustCo may repurchase up to 2,000,000 shares of its common stock, or approximately 2% of its current outstanding shares. If TrustCo’s previously announced proposed reverse stock split is consummated, the then remaining number of shares subject to the repurchase program will be proportionately adjusted.

The repurchase program will permit shares to be repurchased in open market or private transactions, through block trades, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion over the next twelve months at prices management considers to be attractive and in the best interests of both TrustCo and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and TrustCo’s financial performance. Open market purchases will be conducted in accordance with applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate TrustCo to purchase any particular number of shares.

About TrustCo Bank Corp NY

TrustCo Bank Corp NY is a $5.9 billion savings and loan holding company and through its subsidiary, Trustco Bank, operates 148 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expectations for the repurchase of our common stock, including the aggregate amount of such repurchases, and our proposed reverse stock split. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed, including the risk that the stock repurchase program may not be completed as planned on a timely basis or at all and other risks and uncertainties under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our subsequent quarterly reports on Form 10-Q or other securities filings. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements contained in this news release speak only as of today’s date. TrustCo disclaims any obligations to update forward-looking statements contained in this news release or in the above referenced reports, whether as a result of new information, future events or otherwise.